SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                          Three months ended
                                                               March 31,
                                                       -----------------------
                                                         2000            1999
                                                       -------         -------
Net earnings                                           $10,655         $12,103
                                                       =======         =======

Weighted average shares:
  Common shares outstanding                             63,239          63,747

  Common equivalent shares issuable
  upon exercise of employee stock
  options                                                  811           1,370
                                                       -------         -------
Diluted weighted average shares                         64,050          65,117
                                                       =======         =======

Basic earnings per share                               $   .17         $   .19
                                                       =======         =======

Diluted earnings per share                             $   .17         $   .19
                                                       =======         =======